Exhibit 99.1

Garrett Motion Reports First Quarter 2025 Financial Results; Wins First Major Series Production Award For Electric Motors
First Quarter 2025 Financial Highlights
•Net sales totaled $878 million, down 4% on a reported basis and down 2% on a constant currency* basis
•Net income totaled $62 million; Net income margin of 7.1%
•Adjusted EBIT* totaled $131 million; Adjusted EBIT margin* of 14.9%
•Net cash provided by operating activities totaled $56 million
•Adjusted free cash flow* totaled $36 million
•Reiterating full-year outlook

First Quarter 2025 Business Highlights
•Continue to win across all turbo, plug-in hybrids and range extended electric vehicle applications
•Secured new wins in Asia and Europe for commercial vehicles and industrial power generation applications
•Won first major series production award for electric motors with industry-leading supplier, production expected to start in 2027
PLYMOUTH, Mich. and ROLLE, Switzerland, May 1, 2025 – Garrett Motion Inc. (Nasdaq: GTX) ("Garrett" or the "Company"), a leading differentiated automotive technology provider, today announced its financial results for the three months ended March 31, 2025. Additionally, the Company's Board of Directors has declared a cash dividend of $0.06 per share of common stock, payable on June 16, 2025, to shareholders of record as of June 2, 2025.

"Garrett started the year with strong first quarter results in a pressured industry environment," said Garrett President and CEO, Olivier Rabiller. "We drove outstanding operating performance and saw the positive impact from structural cost savings actions that we deployed in 2024. We also continued to return capital to shareholders through $30 million of common share repurchases and our first quarterly dividend of $12 million."
"We strengthened our global leadership in turbocharging, winning new business with both established and new automakers - particularly in plug-in hybrid and range extended electric platforms. With our zero-emission technologies, we achieved a significant milestone with our first major series production award for our high-speed electric traction motor and matched inverter that will be integrated in a fully electric axle for On Highway Heavy Duty truck applications."

$ millions (unless otherwise noted)	Q1 2025	Q1 2024
Net sales	878	915
Cost of goods sold	699	743
Gross profit	179	172
Gross profit %	20.4%	18.8%
Selling, general and administrative expenses	59	64
Income before taxes	85	81
Net income	62	66
Net income margin	7.1%	7.2%
Adjusted EBIT*	131	121
Adjusted EBIT margin*	14.9%	13.2%
Adjusted EBITDA*	159	151
Adjusted EBITDA margin*	18.1%	16.5%
Net cash provided by operating activities	56	84
Adjusted free cash flow*	36	68
* See reconciliations to the nearest GAAP measures below.

Results of Operations

Net sales for the first quarter of 2025 were $878 million, representing a decrease of 4% (including an unfavorable impact of $21 million or 2% due to foreign currency translation) compared with $915 million in the first quarter of 2024. This decrease was driven by a decline in diesel sales from lower industry production mainly in Europe, and lower aftermarket sales due to softness in North America, partially offset by new application launches and program ramp-ups in gasoline in North America.

Cost of goods sold for the first quarter of 2025 decreased to $699 million from $743 million in the first quarter of 2024, primarily driven by $15 million of lower sales volumes, $16 million of productivity net of labor inflation, $9 million of commodity, transportation and energy deflation and $14 million from foreign currency impacts. These decreases were partially offset by $6 million of unfavorable product mix and $4 million from the impact of enacted import tariffs.

Gross profit totaled $179 million for the first quarter of 2025 as compared to $172 million in the first quarter of 2024, with a gross profit percentage for the first quarter of 2024 of 20.4% as compared to 18.8% in the first quarter of 2024. The increase in gross profit was primarily driven by $16 million of productivity net of labor inflation, $9 million of commodity, transportation and energy deflation, and $4 million from higher pricing net of inflation pass-through. These increases were partially offset by $7 million of lower sales volumes, $7 million of unfavorable product mix and $8 million from foreign currency impacts. There was no impact to gross profit from enacted import tariffs as we managed to fully pass through the costs of the tariffs.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2025 decreased to $59 million from $64 million in the first quarter of 2024. The decrease was mainly driven by lower stock-based compensation, lower personnel related costs and favorable foreign exchange impacts.

Other expense in the first quarter of 2025 was $7 million as compared to $1 million in the first quarter of 2024. The increase was primarily driven by debt financing costs related to the refinancing of our term loan and revolving credit facility.

Interest expense in the first quarter of 2025 was $29 million as compared to $31 million in the first quarter of 2024. The decrease was primarily driven by $10 million of lower interest expense due to a different notional amount of debt outstanding during the period and $1 million of lower debt issuance cost amortization. In addition, we recorded $6 million of gains on our interest derivatives in the current year, in comparison to $8 million of gains in the prior year. We also recognized $6 million of marked-to-market remeasurement losses during the quarter on our undesignated interest rate swap contracts, in comparison to no marked-to-market remeasurement losses in the prior year.

Non-operating income for the first quarter of 2025 was $1 million of income as compared to $5 million in the first quarter of 2024, with the decrease primarily driven by lower equity income due to the sale of an equity interest in an unconsolidated joint venture and a decrease in foreign exchange transactional gains.

Tax expense for the first quarter of 2025 was $23 million as compared to $15 million in the first quarter of 2024, mainly driven by higher U.S. taxes on international operations and reversal of tax reserves in 2024.

Net income for the first quarter of 2025 was $62 million as compared to $66 million in the first quarter of 2024. The $4 million decrease was primarily due to $8 million higher tax expense, $6 million of higher other expense and $4 million lower non-operating income. These decreases were partially offset by $7 million of higher gross profit and $5 million of lower SG&A expense.

Net cash provided by operating activities totaled $56 million in the first quarter of 2025 as compared to $84 million in the first quarter of 2024, representing a decrease of $28 million. This decrease was primarily due to $54 million of unfavorable impacts from working capital changes and $4 million of lower net income, partially offset by an increase of $21 million in non-cash charges and $9 million of favorable impacts from changes in other assets and liabilities.

Non-GAAP Financial Measures

Adjusted EBIT increased to $131 million in the first quarter of 2025 as compared to $121 million in the first quarter of 2024. The increase was mainly due to strong operational performance through productivity net of labor inflation, lower stock-based compensation, commodity, transportation and energy deflation, and pricing net of inflation pass-through. These increases were partially offset by lower volumes as discussed above, unfavorable product mix as well as unfavorable foreign exchange impact.

Adjusted free cash flow was $36 million in the first quarter of 2025 as compared to $68 million in the first quarter of 2024. The decrease was primarily driven by $64 million of unfavorable impact from working capital changes (net of factoring) and $2 million of higher cash paid for taxes. These decreases were partially offset by $20 million of lower cash interest paid and $6 million of lower capital expenditures.

Liquidity and Capital Resources

As of March 31, 2025, Garrett had $760 million in available liquidity, including $130 million in cash and cash equivalents and $630 million of undrawn commitments under its revolving credit facility. As of December 31, 2024, Garrett had $725 million in available liquidity, including $125 million in cash and cash equivalents and $600 million of undrawn commitments under its revolving credit facility.

As of March 31, 2025, total principal amount of debt outstanding was $1,494 million, compared to $1,493 million as of December 31, 2024.

During the first quarter of 2025, we repurchased $30 million of our common stock under our authorized share repurchase program and we had remaining repurchase capacity of $220 million as of March 31, 2025.

Full Year 2025 Outlook
Garrett reiterates its outlook for the full year 2025 for certain GAAP and Non-GAAP financial measures.

Full Year 2025 Outlook
Net sales (GAAP)	$3.3 billion to $3.5 billion
Net sales growth at constant currency (Non-GAAP)*	-3% to +2%
Net income (GAAP)	$209 million to $254 million
Adjusted EBITDA (Non-GAAP)*	$545 million to $605 million
Adjusted EBIT (Non-GAAP)*	$427 million to $487 million
Net cash provided by operating activities (GAAP)	$357 million to $447 million
Adjusted free cash flow (Non-GAAP)*	$300 million to $390 million
* See reconciliations to the nearest GAAP measures below.
Garrett’s full year 2025 outlook, as of May 1, 2025, includes the following expectations:

•2025 light vehicle industry production down 3% to flat versus 2024;
•2025 commercial vehicle industry, including both on- and off-highway, flat to +2% versus 2024;
•2025 average light vehicle battery electric vehicle penetration of 16%;
•Price (net of pass-through) and productivity offsetting inflation;
•2025 Euro/dollar assumption of 1.05 EUR to 1.00 USD;
•RD&E investment at 4.6% of sales in 2025, with more than 50% on zero-emission technologies;
•Capital expenditures at 2.8% of sales, with more than 25% on zero-emission technologies;
•Excludes the potential impact of global trade policies and inflation, and assumes direct tariff pass-through.

Conference Call

Garrett will hold a conference call at 8:30 am EDT / 2:30 pm CET on Thursday, May 1, 2025, to discuss its results. To participate on the conference call, please dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 2829687.

The conference call will also be broadcast over the internet and include a slide presentation. To access the webcast and supporting material, please visit the investor relations section of the Garrett Motion website at http://investors.garrettmotion.com. A replay of the conference call will be available by dialing +1-877-344-7529 (US) or +1-412-317-0088 (international) using the access code 5071316. The webcast will also be archived on Garrett’s website.
Forward-Looking Statements
This communication and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact and can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar expressions. Forward-looking statements represent our current judgment about possible future activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. In making these statement, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future performance, events, or results, and actual performance, events, or results may differ materially from those envisaged by our forward-looking statements due to a variety of important factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission, including risks related to the automotive industry, the competitive landscape and our ability to compete, and macroeconomic and geopolitical conditions, among others. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statement, except where we are expressly required to do so by law.
Non-GAAP Financial Measures
This communication includes the following non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Constant currency sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT margin, Adjusted EBITDA margin and Adjusted free cash flow. We believe these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends and are important indicators of operating performance because they exclude the effects of certain non-operating items, therefore making them more closely reflect our operational performance. Our calculation of these non-GAAP measures, including a reconciliation of such measures to the most closely related GAAP measure, are set forth in the Appendix to this presentation. These non-GAAP measures may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related GAAP measures. For additional information regarding our non-GAAP financial measures, see our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission.
About Garrett Motion Inc.
A differentiated technology leader, Garrett Motion has a 70-year history of innovation in the automotive sector (cars, trucks) and beyond (off-highway equipment, marine, power generators). Its expertise in turbocharging has enabled significant reductions in engine size, fuel consumption, and CO2 emissions. Garrett is expanding its positive impact by developing differentiated technology solutions for Zero Emission Vehicles, such as fuel cell compressors for hydrogen fuel cell vehicles, as well as electric propulsion and thermal management systems for battery electric vehicles. Garrett has five R&D centers, 13 manufacturing sites and a team of more than 9,000 employees in more than 20 countries. Its mission is to enable the transportation industry to advance motion through unique, differentiated innovations. For more information, please visit www.garrettmotion.com.

Contacts:
INVESTOR RELATIONS	MEDIA
Cyril Grandjean	Amanda Jones
+1.734.392.5504	+41.79.601.0787
investorrelations@garrettmotion.com	Amanda.Jones@garrettmotion.com

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2025	2024
	(Dollars in millions, except per share amounts)
Net sales	$878	$915
Cost of goods sold	699	743
Gross profit	179	172
Selling, general and administrative expenses	59	64
Other expense, net	7	1
Interest expense	29	31
Non-operating income, net	(1)	(5)
Income before taxes	85	81
Tax expense	23	15
Net income	$62	$66

Earnings per common share
Basic	$0.30	$0.28
Diluted	0.30	0.28

Weighted average common shares outstanding
Basic	205,113,600	236,664,129
Diluted	207,571,011	238,991,886

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2025	2024
	(Dollars in millions)
Net income	$62	$66
Foreign exchange translation adjustment	(29)	18
Defined benefit pension plan adjustment, net of tax	—	1
Changes in fair value of effective cash flow hedges, net of tax	2	3
Changes in fair value of net investment hedges, net of tax	(35)	19
Total other comprehensive (loss) income, net of tax	(62)	41
Comprehensive income	$—	$107

CONSOLIDATED INTERIM BALANCE SHEETS

	March 31, 2025	December 31, 2024
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$130	$125
Restricted cash	1	1
Accounts, notes and other receivables – net	752	687
Inventories – net	265	286
Other current assets	100	94
Total current assets	1,248	1,193
Investments and long-term receivables	11	10
Property, plant and equipment – net	444	449
Goodwill	193	193
Deferred income taxes	202	207
Other assets	177	224
Total assets	$2,275	$2,276
LIABILITIES
Current liabilities:
Accounts payable	$935	$972
Current maturities of long-term debt	7	7
Accrued liabilities	327	299
Total current liabilities	1,269	1,278
Long-term debt	1,462	1,464
Deferred income taxes	30	25
Other liabilities	214	182
Total liabilities	$2,975	$2,949
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 242,028,536 and 240,987,329 issued and 203,929,236 and 206,387,938 outstanding as of March 31, 2025 and December 31, 2024, respectively	—	—
Additional paid – in capital	1,219	1,213
Retained deficit	(1,591)	(1,653)
Accumulated other comprehensive loss	11	73
Treasury Stock, at cost; 38,099,300 and 34,599,391 shares as of March 31, 2025 and December 31, 2024, respectively	(339)	(306)
Total deficit	(700)	(673)
Total liabilities and deficit	$2,275	$2,276

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS	Three Months Ended March 31,
	2025	2024
	(Dollars in millions)
Cash flows from operating activities:
Net income	$62	$66
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	6	5
Depreciation	22	22
Amortization of deferred issuance costs	2	3
Foreign exchange (gain) loss	(19)	7
Stock compensation expense	6	8
Unrealized loss (gain) on derivatives	35	(17)
Other	2	5
Changes in assets and liabilities:
Accounts, notes and other receivables	(56)	6
Inventories	25	(17)
Other assets	(3)	(4)
Accounts payable	(34)	—
Accrued liabilities	(3)	4
Other liabilities	11	(4)
Net cash provided by operating activities	$56	$84
Cash flows from investing activities:
Expenditures for property, plant and equipment	(26)	(32)
Proceeds from cross-currency swap contracts	4	4
Net cash used for investing activities	$(22)	$(28)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of deferred financing costs	68	—
Bank overdrafts	17	—
Payments of long-term debt	(71)	(2)
Repurchases of Common Stock	(30)	(107)
Dividend payments	(12)	—
Payments for debt and revolving facility financing costs	(1)	—
Other	(2)	(3)
Net cash used for financing activities	$(31)	$(112)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	2	(7)
Net increase (decrease) in cash, cash equivalents and restricted cash	5	(63)
Cash, cash equivalents and restricted cash at beginning of the period	126	260
Cash, cash equivalents and restricted cash at end of the period	$131	$197
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	12	10
Interest paid	7	27

Reconciliation of Net Income to Adjusted EBIT(1) and Adjusted EBITDA(1)

	Three Months Ended March 31,
	2025	2024
	(Dollars in millions)
Net income	$62	$66
Interest expense, net of interest income (2)	29	29
Tax expense	23	15
EBIT	114	110
Repositioning costs	7	11
Foreign exchange gain on debt, net of related hedging loss	1	—
Factoring and notes receivables discount fees	1	1
Other non-operating income (3)	(1)	(1)
Debt refinancing and redemption costs (4)	6	—
Acquisition and divestiture expenses	3	—
Adjusted EBIT	131	121
Depreciation	22	22
Stock compensation expense (5)	6	8
Adjusted EBITDA	$159	$151

Net sales	$878	$915

Net income margin	7.1%	7.2%
Adjusted EBIT margin (6)	14.9%	13.2%
Adjusted EBITDA margin (7)	18.1%	16.5%

(1)We evaluate performance on the basis of Adjusted EBIT and Adjusted EBITDA. We define “EBIT” as our net income calculated in accordance with U.S. GAAP, plus the sum of (i) interest expense net of interest income and (ii) tax expense. We define Adjusted EBIT as EBIT, plus the sum of (i) repositioning costs, (ii) foreign exchange (gain) loss on debt net of related hedging gain/loss, (iii) discounting costs on factoring, (iv) gain on sale of equity investment, (v) acquisition and divestiture expenses, (vi) other non-operating income, (vii) capital structure transformation expenses, (viii) debt refinancing and redemption costs, and (ix) loss on extinguishment of debt, if any. We define Adjusted EBITDA as EBIT, plus the sum of (i) repositioning costs, (ii) foreign exchange (gain) loss on debt net of related hedging gain/loss, (iii) discounting costs on factoring, (iv) gain on sale of equity investment, (v) acquisition and divestiture expenses,(vi) other non-operating income, (vii) capital structure transformation expenses, (viii) debt refinancing and redemption costs, and (ix) loss on extinguishment of debt, if any, plus (x) depreciation and (xi) stock compensation expense. We believe that Adjusted EBIT and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•Adjusted EBIT and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing activities by eliminating the effects of interest and therefore more closely measure our operational performance;
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and could therefore have a disproportionate effect in a given period, affecting the comparability of our results; and
•Adjusted EBITDA also excludes the effects of investing activities by eliminating the effects of depreciation.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    Reflects interest income of $0 million and $2 million for the three months ended March 31, 2025 and 2024, respectively.
(3)     Reflects the non-service component of net periodic pension income.
(4) Reflects the third-party costs directly attributable to the repricing of our term loan and revolving credit facility.
(5)    Stock compensation expense includes only non-cash expenses.
(6)    Adjusted EBIT margin represents Adjusted EBIT as a percentage of net sales.
(7)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended March 31,
	2025	2024
Garrett
Reported sales % change	(4)%	(6)%
Less: Foreign currency translation	(2)%	(1)%
Constant currency sales % change	(2)%	(5)%

Gasoline
Reported sales % change	4%	(4)%
Less: Foreign currency translation	(2)%	(2)%
Constant currency sales % change	6%	(2)%

Diesel
Reported sales % change	(14)%	(8)%
Less: Foreign currency translation	(3)%	0%
Constant currency sales % change	(11)%	(8)%

Commercial vehicles
Reported sales % change	(4)%	(12)%
Less: Foreign currency translation	(2)%	(1)%
Constant currency sales % change	(2)%	(11)%

Aftermarket
Reported sales % change	(13)%	2%
Less: Foreign currency translation	(3)%	0%
Constant currency sales % change	(10)%	2%

Other Sales
Reported sales % change	8%	8%
Less: Foreign currency translation	(3)%	(1)%
Constant currency sales % change	11%	9%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended March 31,
	2025	2024
	(Dollars in millions)
Net cash provided by operating activities	$56	$84
Expenditures for property, plant and equipment	(26)	(32)
Net cash provided by operating activities less expenditures for property, plant and equipment	30	52
Capital structure transformation expenses	—	1
Acquisition and divestiture expenses	1	—
Cash payments for repositioning	3	9
Proceeds from cross currency swap contracts	4	4
Cash payments for debt refinancing costs	6	—
Factoring and P-notes	(8)	2
Adjusted free cash flow (1)	$36	$68
(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including cash flow impacts for capital structure transformation expenses, acquisition and divestiture expenses, debt refinancing costs, and factoring and guaranteed bank notes activity.

Full Year 2025 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2025 Full Year
	Low End	High End
Reported net sales (% change)	(6)%	0%
Foreign currency translation	(3)%	(2)%
Full year 2025 Outlook Net sales growth at constant currency	(3)%	2%

Full Year 2025 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2025 Full Year
	Low End	High End
	(Dollars in millions)
Net income	$209	$254
Interest expense, net of interest income *	117	117
Tax expense	70	85
Factoring and notes receivables discount fees	1	1
Acquisition and divestiture expenses	3	3
Debt refinancing and redemption costs	6	6
Repositioning costs	21	21
Full Year 2025 Outlook Adjusted EBIT	$427	$487
Depreciation	93	93
Stock compensation expense	25	25
Full Year 2025 Outlook Adjusted EBITDA	$545	$605
*    Excludes the effects of marked-to-market fluctuations from our interest rate swap contracts

Full Year 2025 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2025 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities	$357	$447
Expenditures for property, plant and equipment	(96)	(96)
Net cash provided by operating activities less expenditures for property, plant and equipment	261	351
Cash payments for repositioning	20	20
Proceeds from cross currency swap contracts	12	12
Acquisition and divestiture expenses	1	1
Cash payments for debt refinancing costs	6	6
Full Year 2025 Outlook Adjusted free cash flow	$300	$390